Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-85344) of Outback Steakhouse, Inc. of our report dated May 23, 2003 relating to the financial statements and supplemental schedule of the Outback Steakhouse, Inc. Salaried Employees 401(k) Plan and Trust, which appears in this Form 11-K.



/s/  PricewaterhouseCoopers, LLP

Tampa, Florida
June 30, 2003